EXHIBIT 99.1

2007 4th Quarter Earnings Webcast Presentation – Prepared Remarks
January 22, 2008 1:00 P.M.

Michelle Debkowski:  Thank you and good afternoon.  We would like to welcome you to National Penn Bancshares, Inc.'s 2007 Earnings Webcast.  We’re glad that you are able to join us.

Questions will be accepted during the webcast via email. Please use the email button located on the conference call screen to ask your question. Due to time constraints, we may not be able to respond to all of your emails. Additionally, as we review questions received, we may combine questions that raise similar issues or can otherwise be combined for comment.

As part of our webcast presentation, you will see that there are slides with financial highlights available to you for your independent review.  The presentation and slides will be available on our Web site as well as filed on Form 8-K with the Securities and Exchange Commission following our Webcast.

This presentation contains forward-looking information that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.  Many of these factors are listed on the slide on your screen.  I’ll give you a moment to review the slide.  (PAUSE)

I would now like to turn today's presentation over to Glenn E. Moyer, President and Chief Executive Officer of National Penn Bancshares.

Glenn Moyer:  Thank you, Michelle.  Joining me today is Michael Reinhard, Chief Financial Officer of National Penn Bancshares.

I will start the call today by reviewing highlights from our 2007 Earnings Release, which is available on the Investor Relations section of our website.  Earlier today, we included the press release in a Report on Form 8-K that we filed with the Securities and Exchange Commission.  Mike Reinhard will provide an overview of our financials.  I will review our loan growth and credit quality, comment on our overall results for 2007 and then wrap up with some concluding comments.

Beginning with financial highlights, our 2007 results, under accounting principles generally accepted in the United States referred to as “GAAP”, reflect record high earnings of $65.23 million, a $1.12 million increase over GAAP earnings for 2006.  This represents our 30th consecutive year of record net income, as measured by both net income and earnings per share.  On a per share basis, we earned $1.31 cents per diluted share in 2007, a 2 cent per share increase over 2006 diluted earnings per share.

Growth in 2007 net interest income, as compared to 2006 net interest income, contributed to our profit performance, as did increases in some key fee income areas.  We provided funding in 2007 for our loan loss reserve of $7.83 million, resulting in a loan loss reserve of 1.42% of total loans and leases at December 31, 2007.  I will provide additional details on the loan portfolio later in this webcast.

I’ll now turn the presentation over to Mike Reinhard for a further discussion of our 2007 financial results.

Mike Reinhard:  Thank you and good afternoon. Let me begin by noting that any reference to per share results are to figures that have been restated for the 3% stock dividend issued September 28, 2007.  I’d also like to note that this presentation contains a non-GAAP financial measure, return on average tangible equity.  Due to a number of acquisitions in recent years, purchase accounting rules have negatively impacted our GAAP return on equity.   The non-GAAP return on tangible equity ratio excludes the impact of acquisition-related goodwill and intangibles and is used by National Penn’s management for comparative purposes in its analysis of the company’s performance. A reconciliation of our GAAP and non-GAAP return on equity ratios is included in our presentation today for your review.

Net income for the year 2007 was a record $65.23 million, or $1.31 per diluted share, compared to prior year net income of $64.11 million, or $1.29 per diluted share. Net income for 4th quarter 2007 was $16.71 million, or $0.34 per diluted share, compared to net income of $16.37 million, or $0.33 per diluted share, for the same period a year ago.

Our 2007 earnings produced a return on average assets of 1.16% and a return on average equity of 11.95%, as compared to 1.24% and 12.64%, respectively, in 2006.  The decline, particularly in return on average equity, was as expected due to the increased average equity resulting from the company’s strategy of gradually building its tangible equity to tangible assets ratio.

Net income return on average tangible equity was 24.52% in 2007 compared to 27.06% in 2006.  This non-GAAP financial measure is computed by dividing annualized net income by average equity that is reduced by average acquisition related goodwill and intangibles.

Our net interest margin increased in the 4th quarter to 3.41% from 3.35% in the 3rd quarter of 2007. For the year 2007, net interest margin was 3.39% compared to 3.55% during 2006.  As with many others in our industry, National Penn’s margin has felt the impact of a relatively flat yield curve, which currently provides for little spread between deposit rates and fixed loan rates.  If there is any good news involving net interest margin, its that we’ve seen stabilization throughout 2007, and even a slight increase in margin as noted above compared to 3rd quarter 2007, as well as an increase compared to the 3.35% net interest margin reported for the 4th quarter 2006.  Our growth in 2007 compensated somewhat for the reduced margin when compared to the full year 2006, resulting in increased net interest income on a full tax equivalent basis for 2007 that is $6.53 million higher than net interest income for 2006.  For the 4th quarter, net interest income on a full tax equivalent basis was $44.88 million in 2007, compared to $40.69 million for 4th quarter 2006.

A provision for loan losses of $3.80 million was made in 4th quarter 2007 as compared to a provision of $840,000 for the 4th quarter of 2006.  The total provision for loan losses of $7.83 million in 2007 represents a $5.29 million or 208% increase in the provision from 2006.  4th quarter 2007 net charge-offs of $5.20 million were $3.43 million more than the $1.77 million net charge-offs in the 4th quarter of 2006.  Total net charge-offs for 2007 of $11.24 million compare to $3.19 million of net charge-offs in 2006. Glenn will be discussing credit quality in more detail in his remarks.

Non-interest income increases were positive contributors to overall earnings growth when compared to last year’s 4th quarter. Non-interest income of $20.45 million in this year’s 4th quarter is up $1.05 million, or 5.41%, as compared to last year’s 4th quarter.  Excluding non-recurring gains totaling $1.34 million on the sale of two bank properties realized in the 4th quarter 2006, non-interest income would have been up $2.39 million or 13.26% for the same period in 2006.

Wealth management income continued to contribute above expectations in the 4th quarter and was up $820,000 or 21.66% over the 4th quarter of 2006.  The growth in this business segment’s income has been strong across all operating wealth management units.  Quarterly service charges and fees were also up slightly over the prior year, by $78,000 or 1.76%.  4th Quarter 2007 cash management and electronic banking fees were up $334,000 or 16.43% over 4th quarter 2006 fees.  Income from Bank Owned Life Insurance, referred to as “BOLI”, was down $27,000 compared to 4th quarter 2006, as lowering interest rates resulted in reduced yields on this portfolio. Our insurance agency revenue was down $255,000 from the prior year’s quarterly revenue.  Not unexpectedly, and reflecting the industry-wide slowdown in residential mortgage lending over this past year, mortgage banking revenue was down $517,000 from last year’s 4th quarter.  Non-interest income for the 4th quarter 2007 also includes $2.55 million representing our share of income from equity-method partnership investments, as well as $1.59 million representing a gain on NPB Capital Trust II under the fair value option guidelines of FAS 159 and FAS 157 as early adopted for this financial instrument.  In the 4th quarter of 2006, income from equity-method partnership investments amounted to $2.67 million, $120,000 higher than the amount recorded in this year's 4th quarter.

Total non-interest expense for the 4th quarter increased $2.00 million or 5.74% over the same period last year.  Included as a reduction of non-interest expense for the 4th quarter 2006 is a net recovery of $1.33 million as a result of a final insurance payment on a previously reported loan fraud.  The receipt of this final insurance settlement was disclosed in a Form 8-K filed on August 31, 2006.   Adjusting for this non-recurring item, total non-interest expense for the 4th quarter would have increased by $674,000 or 1.86% over the 4th quarter 2006.  This modest increase is comprised of higher salaries and benefits expense, as well as increased premises and equipment expense.

Regarding the balance sheet, total assets grew 6.83% during the past year to $5.82 billion at December 31, 2007.  Growth in loans and leases over the past year was $243.32 million, or 6.70%.  Glenn will have a further discussion regarding loans in his comments.  Total deposits increased by $120.53 million, or 3.15%, over the past year to $3.95 billion.

At December 31, 2007, National Penn was in compliance with all applicable regulatory capital requirements.  National Penn and National Penn Bank each are considered “well capitalized” as defined by banking regulators. We target our tangible equity to tangible assets to be a minimum of 5%.  At December 31st our ratio stood at 5.16%, up from 5.01% at December 31, 2006.    We are pleased that we have been able to gradually build our tangible equity in 2007 and will continue to actively manage this ratio during 2008, particularly surrounding the two acquisitions closing in early 2008 and their overall positive impact on this ratio.

As previously mentioned, 2007 represents National Penn’s 30th consecutive year of increased earnings and 30th consecutive year of increased cash dividends.  It also marked the 30th consecutive year of stock dividends or splits on National Penn stock.

I’d now like to turn the presentation back to Glenn Moyer

Glenn Moyer:  Thank you, Mike. I would like to take a few moments to comment on our loan growth and our overall credit quality.

With respect to our loan portfolio at year-end 2007, total loans and leases outstanding are $3.88 billion, representing a 6.70% rate of growth during the past year.  Loan growth in 2007 was affected by the $26.70 million securitization of adjustable rate mortgages, which provides a 7.43% rate of loan growth for 2007 when adjusted for this transaction.  These loans now exist as a mortgage-baked security in the company’s investment portfolio, providing increased liquidity and pledging availability.

Loan growth during 4th quarter 2007 was reflected most notably in the areas of commercial business and commercial real estate lending, which increased $49.64 million or 3.16% and $30.37 million or 2.40%, respectively.  These loan growth percentages are non-annualized.  At December 31, 2007, our commercial loan categories represented 75.28% of our total loans, as compared to 72.74% at December 31, 2006. We remain comfortable with this overall loan mix, but as we go forward, we will continue to evaluate the appropriateness of this mix by loan type and make adjustments as deemed appropriate.

The level of “Non-Performing Assets Plus Loans over 90 days delinquent” category increased compared to December 31, 2006. Specifically, this number, as of December 31, 2007, is $15.29 million versus $9.94 million at December 31, 2006.  Despite the year over year increase, we believe that our ratio of non-performing assets to total loans of 0.39% is in line with, or better than, industry averages.  We also believe we remain appropriately positioned in our overall Loan Loss Reserve at $54.90 million, or 1.42% of Total Loans and Leases as of December 31, 2007, after 4th quarter net charge-offs of $5.20 million. Based on the current reserve, our coverage ratio of Non-Performing Assets is 359.2%. This compares to a coverage ratio of 586.6% at December 31, 2006 and 461.7% at December 31, 2005. Based on the strength of these coverages, our review of overall credit quality indicators, and our ongoing loan monitoring processes, we feel we have adequately provided for loan and lease losses during 2007.  This is a dynamic process, and we will continue to evaluate the appropriate level of provision on a quarterly basis.    It is important to note that National Penn’s increase in non-performing assets and charge-offs is not a retail loan or residential mortgage issue, nor are there any repercussions from subprime exposure.  The increases are not out-of-the-ordinary for a slowing economy that is experiencing significantly higher fuel costs and slower capital spending.  For National Penn, the non-performing loan and charge-off increases have been driven by C&I credits, as well as one larger commercial real estate credit in the 4th quarter.  Our loan portfolio remains in generally good condition, and we will continue to monitor our portfolio’s risk and concentration exposure diligently.

We were pleased to announce that the acquisition of Christiana Bank & Trust Company was completed on January 4, 2008.  Christiana Bank & Trust brings significant opportunities to profitably serve our expanding client base, particularly in the wealth management area.  Our merger with KNBT Bancorp, Inc. is on track for an early February 2008 settlement.  Our integration teams are working hard and looking forward with enthusiasm to our future together.  Together, these two significant mergers, when combined with National Penn’s organic growth momentum, will allow for a meaningful transformation of the “new” National Penn in 2008 and beyond.

Once again we have reported record earnings.  National Penn remains the preferred local financial services company for the needs of our retail and commercial customers, as well as our shareholders.  We will continue our focus on diversified earnings growth and cost containment efforts that will allow us to build shareholder value through these challenging economic times.  We thank you for your continued interest in National Penn.

This ends our planned remarks, and we will now address questions that have been received during the course of our discussion.  Michelle?

QUESTIONS

Michelle Debkowski:  Thank you, Glenn.  We had a few questions presented during the webcast  and _____________ (Mike/Glenn), I’ll begin with you.

REVIEW QUESTIONS

This concludes our presentation. Thank you for joining us.

______________________

Cautionary Statement Regarding Forward Looking Information:

This presentation contains forward-looking information about National Penn Bancshares, Inc. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should,'' "project," "plan,'' "seek," "intend,'' or "anticipate'' or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of announced transactions, and statements about the future performance, operations, products and services of National Penn Bancshares and its subsidiaries. National Penn Bancshares cautions readers not to place undue reliance on these statements.

National Penn Bancshares' business and operations are subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of National Penn's business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from announced transactions, and resulting difficulties in maintaining relationships with customers and employees; and challenges in establishing and maintaining operations in new markets. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in National Penn Bancshares' Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as well as in other documents filed by National Penn Bancshares after the date thereof.  National Penn Bancshares makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

Additional Information About the National Penn/KNBT Transaction:

National Penn has filed a registration statement on Form S-4 in connection with the KNBT transaction, and National Penn and KNBT have mailed a joint proxy statement/ prospectus to their respective shareholders in connection with the transaction. Shareholders and investors are urged to read the joint proxy statement/prospectus  because it contains important information about National Penn, KNBT and the transaction. You may obtain a free copy of the joint proxy statement/ prospectus as well as other filings containing information about National Penn and KNBT, at the SEC's web site at www.sec.gov. A free copy of the joint proxy statement/prospectus, and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus, may also be obtained from National Penn or KNBT, by directing the request to either of the following persons:

Ms. Sandra L. Spayd	Mr. Eugene Sobol
Corporate Secretary	Senior Executive Vice President &
National Penn Bancshares, Inc.	Chief Financial Officer
Philadelphia and Reading Avenues	KNBT Bancorp, Inc.
Boyertown, PA 19512	90 Highland Avenue
610-369-6202	Bethlehem, PA 18017
(610) 807-5888

Reconciliation Table for Non-GAAP Financial Measure

	2007	2006
Return on average shareholders’ equity	11.95%	12.64%
Effect of goodwill and intangibles	12.57%	14.42%
Return on average tangible equity	24.52%	27.06%

Average tangible equity excludes acquisition-related average goodwill and intangibles (in millions):
Average shareholders’ equity	$546.02	$507.1
Average goodwill and intangibles	(280.01)	(270.2)
Average tangible equity	$266.01	$236.9